EXHIBIT 99.2

Summary Pro Forma and Summary Historical Financial Data

     The following table presents American Real Estate Partner, L.P.’s (“AREP”) revenues and income (loss) from continuing operations for the nine months ended September 30, 2004 (unaudited), and the years ended December 31, 2003, 2002 and 2001 on an actual and pro forma basis, which gives effect to the acquisitions, the proposed senior note due 2013 issuance and certain related adjustments and assumptions. We have entered into purchase agreements with affiliates of Mr. Icahn to acquire the following:

•	The membership interest in NEG Holding LLC for 11,344,828 Depositary Units valued at $329.0 million.

•	100% of the equity of TransTexas Gas Corporation for $180.0 million in cash.

•	100% of the equity of Panaco, Inc. for 4,310,345 Depostiary Units valued at $125.0 million.

•	Approximately 41.2% of the outstanding common stock of GB Holdings, Inc. and warrants to purchase, upon the occurrence of certain events, approximately 11.3% of the fully diluted common stock of Atlantic Holdings for 413,793 Depositary Units valued at $12.0 million.

The purchase price for the membership interest in NEG Holding, 100% of the equity of TransTexas and 100% of the equity of Panaco is subject to reduction based upon the oil and gas reserve reports of NEG Holdings, TransTexas and Panaco as of January 21, 2005 to be prepared by independent reserve engineering firms.

               For purposes of the pro forma calculations, we have assumed the issuance of senior notes due 2013 at a rate of 7% per annum in the principal amount of $300.0 million and the receipt of the proceeds net of estimated fees and expenses of $6.5 million. For every 1/8% increase or decrease in the interest rate, the change in interest expense would be $0.4 million per annum.

     The summary pro forma information contained herein does not comply fully with the pro forma presentation required by SEC rules and regulations.

			Twelve Months Ended December 31,
	Nine Months Ended
	September 30, 2004		2003		2002		2001
	Actual	Pro Forma	Actual	Pro Forma	Actual	Pro Forma	Actual	Pro Forma
	(in millions)
Revenues	$341.5	$565.0	$373.5	$691.8	$438.5	$739.7	$419.3	$842.6

Income from continuing operations	$104.8	$85.7	$58.7	$219.8	$63.4	$(19.2)	$98.2	$(215.1)

     The following table presents AREP total assets, total liabilities and partners’/shareholders’ equity as of September 30, 2004 on an actual and pro forma basis:

	As of September 30, 2004
	(in millions)
	Actual	Pro Forma
Total assets	$2,314.9	$2,941.0
Total liabilities	$984.0	$1,517.0
Partners’/Shareholders’ equity	$1,330.8	$1,405.3

The following table presents NEG Holding LLC’s revenues and operating income (loss) for the nine months ended September 30, 2004 and the years ended December 31, 2003, 2002 and 2001:

	For Nine Months	Year Ended December 31,
	Ended
	September 30,
	2004	2003	2002	2001
	(unaudited)
Revenues	$43,754,074	$77,605,944	$35,900,900	$7,989,156
Operating income (loss)	$10,301,372	$30,840,009	$3,836,437	$(1,999,270)

The following table presents TransTexas Gas Corporation’s revenues and operating income (loss) for the nine months ended September 30, 2004 (unaudited), the eleven months ended December 31, 2003 and the years ended January 31, 2003, 2002 and 2001:

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	For Nine	For Eleven	Year Ended January 31,
	Months	Months Ended
	Ended	December 31,
	September 30,	2003
	2004		2003	2002	2001
Revenues	$42,891,413	$53,816,598	$71,080,000	$134,383,000	$190,091,000
Operating income (loss)	$15,694,247	$11,558,841	$12,811,000	$(195,172,000)	$62,022,000

     The following table presents Panaco, Inc.’s revenues and operating income (loss) for the nine months ended September 30, 2004 (unaudited) and the years ended December 31, 2003, 2002 and 2001:

	For Nine Months	Year Ended December 31,
	Ended
	September 30,
	2004	2003	2002	2001
	(unaudited)
Revenues	$36,762,000	$50,160,000	$39,065,000	$80,213,000
Operating income (loss)	$12,846,000	$14,224,000	$(40,619,000)	$(6,778,000)

     The following table presents GB Holdings, Inc.’s revenues and income (loss) from operations for the nine months ended September 30, 2004 (unaudited) and the years ended December 31, 2003, 2002 and 2001:

	For Nine Months	Year Ended December 31,
	Ended September
	30, 2004	2003	2002	2001
	(unaudited)
Net revenues	$131,543,000	$170,258,000	$193,473,000	$215,749,000
Income (loss) from operations	$3,546,000	$(3,512,000)	$4,036,000	$6,829,000

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